Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS

PITTSBURGH, PA, May 2, 2017 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its first quarter 2017 operating results which include:

•	A sales decrease of 6.0% from the prior year quarter but an 11.4% sales increase over the fourth quarter of 2016.

•	Gross profit margin of 17.9% compared to 19.0% in the prior year.

•	An increase in new orders by 38.0% over the prior year to $162.7 million.

•	An increase in backlog by 26.8% from the prior year to $195.3 million.

•	Net cash provided by operating activities of $10.7 million compared to a $5.1 million use of cash in the prior year quarter.

First Quarter Results

•	First quarter net sales of $118.7 million decreased by $7.6 million, or 6.0%, compared to the prior year quarter due to a 17.4% decrease in Tubular and Energy Services (Tubular) segment sales and a 12.2% decline in Rail Products and Services (Rail) segment sales, partially offset by a 17.1% increase in Construction Products (Construction) segment sales. The Rail sales decline was driven by our domestic track components businesses, which reported a combined sales reduction of $9.1 million in the first quarter. The Tubular sales decline was principally due to a reduction in the midstream-based precision measurement systems business.

•	Gross profit margin was 17.9%, 110 basis points lower than the prior year quarter. The reduction was due to declines in the Rail and Construction segments, partially offset by an increase in the Tubular segment. First quarter gross profit margins were negatively impacted by lower margins in our Rail and Construction distribution businesses, as well as volume and pricing declines in domestic track components products.

•	The net loss for the first quarter 2017 was $2.4 million, or $0.23 per diluted share, compared to a net loss of $2.8 million, or $0.28 per diluted share, last year.

•	First quarter EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) was $5.1 million compared to $4.0 million in the first quarter of 2016.

•	Selling and administrative expense decreased by $3.6 million, or 15.7%. The decrease was comprised of personnel-related costs of $2.6 million, $0.5 million in ongoing spending reductions, and $0.5 million in lower litigation costs for the Union Pacific Rail Road (UPRR) matter.

•	Interest expense was $2.1 million in the first quarter of 2017 compared to $1.2 million in the prior year quarter, the increase being attributable to an increase in interest rates.

•	Net cash provided by operating activities of $10.7 million compared to a $5.1 million use of cash in the prior year quarter, a $15.8 million improvement.

[1]	See non- GAAP reconciliation tables at the end of this press release for information regarding the use of non-GAAP measures used in this release (including reconciliation of net loss to EBITDA).

•	First quarter bookings were $162.7 million, a 38.0% increase from the prior year quarter, due to a 59.7% increase in Rail segment orders, a 31.1% increase in Tubular segment orders and a 12.1% improvement in Construction orders.

•	The Company’s income tax expense for the first quarter was $0.4 million, which related to income taxes in foreign jurisdictions. The Company has a full valuation allowance against its U.S. deferred tax assets; therefore, no tax benefit was recorded on domestic operations.

CEO Comments

Bob Bauer, President and Chief Executive Officer, commented, “The quarter exceeded our expectations as all three reporting segments experienced significant improvement in demand. Specifically, we were encouraged by the fact that all three segments experienced double digit growth in bookings and backlog. At March 31, our backlog was $195 million after increasing sequentially over the past three quarters.”

Mr. Bauer concluded by saying, “We continue to see positive signs in both the energy and transportation infrastructure markets we serve, however, we will remain disciplined on cost controls. As we anticipate positive year over year sales in future quarters, we expect to see improved operating leverage.”

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2017 operating results on Tuesday May 2, 2017 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can be accessed by dialing 877-407-0784 and providing access code 13660576.

About L.B. Foster Company

L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements that include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including cost reduction initiatives and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2016 and any updates to such disclosures in subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Investor Relations:

Judith Balog

(412) 928-3417

investors@lbfoster.com

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Sales of goods	$97,629	$107,915
Sales of services	21,073	18,395

Total net sales	118,702	126,310
Cost of goods sold	79,401	86,393
Cost of services sold	18,049	15,957

Total cost of sales	97,450	102,350

Gross profit	21,252	23,960

Selling and administrative expenses	19,227	22,817
Amortization expense	1,759	3,266
Interest expense	2,108	1,170
Interest income	(56)	(55)
Equity in loss of nonconsolidated investments	200	196
Other expense	5	715

	23,243	28,109

Loss before income taxes	(1,991)	(4,149)
Income tax expense (benefit)	431	(1,317)

Net loss	$(2,422)	$(2,832)

Basic loss per common share	$(0.23)	$(0.28)

Diluted loss per common share	$(0.23)	$(0.28)

Dividends paid per common share	$—	$0.04

Average number of common shares outstanding - Basic	10,319	10,232

Average number of common shares outstanding - Diluted	10,319	10,232

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$33,768	$30,363
Accounts receivable - net	76,667	66,632
Inventories - net	82,551	83,243
Prepaid income tax	11,293	14,166
Other current assets	6,819	5,200

Total current assets	211,098	199,604
Property, plant and equipment - net	103,508	103,973

Other assets:
Goodwill	19,071	18,932
Other intangibles - net	61,923	63,519
Investments	3,831	4,031
Other assets	2,809	2,964

Total Assets	$402,240	$393,023

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$55,852	$37,744
Deferred revenue	6,868	7,597
Accrued payroll and employee benefits	6,015	7,497
Accrued warranty	10,204	10,154
Current maturities of long-term debt	10,214	10,386
Other accrued liabilities	8,106	8,953

Total current liabilities	97,259	82,331
Long-term debt	145,051	149,179
Deferred tax liabilities	11,319	11,371
Other long-term liabilities	16,830	16,891

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	43,572	44,098
Retained earnings	131,245	133,667
Treasury stock	(18,856)	(19,336)
Accumulated other comprehensive loss	(24,291)	(25,289)

Total stockholders’ equity	131,781	133,251

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$402,240	$393,023

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business. In addition, management believes that this non-GAAP financial measure is useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended March 31,
	2017	2016
EBITDA Reconciliation
Net loss	$(2,422)	$(2,832)
Interest expense, net	2,052	1,115
Income tax expense (benefit)	431	(1,317)
Depreciation	3,282	3,727
Amortization	1,759	3,266

Total EBITDA	$5,102	$3,959